EXHIBIT 10.1

DEVELOPMENT AND ACQUISITION AGREEMENT

This Development and Acquisition Agreement (the “Agreement”) is effective September 1, 2021.

BETWEEN:	EARTH LIFE SCIENCES INC. a Company organized and existing under the laws of the state of Nevada, located at Suite 880, 50 West Liberty Street, Reno, Nevada, 89501;

(hereinafter referred to as the “Customer”)

AND:	VIVA Health HK Ltd., a company incorporated in Hong Kong located at Suite B2, 14th Floor, Wing Cheung Building, 58-70 Kwai Cheong Rd., Kwai Chung, Hong Kong;

(hereinafter referred to as the “Developers” or “Viva”)

WHEREAS:

The Developers are engaged in and have considerable expertise in developing software systems, application systems, and e-commerce platform for lifestyle services for meeting the needs of the users in the market in general, specifically in servicing the needs for the senior’s market.

The Developers are desirous of setting up a corporation in the United States to provide services through the mode of online ordering and offline service (“O2O”), the services being a one-stop smart life service brand platform, aimed at the health care industry, and providing a full range of services, and particularly for aging Asian families.

Developers to custom develop for the Customer certain software systems which shall have the capabilities and functions described in Schedule “A” annexed hereto;

Developers are prepared to undertake such development under the terms and conditions specified in this Agreement; Developers are prepared to develop the marketing and merchandising policies and procedures, and standards of merchandising, products quality and services necessary in adherence thereto and in compliance therewith the USA market;

Customer is prepared to solely finance such software development pursuant to the terms and conditions specified in this Agreement;

IN CONSIDERATION of the premises and mutual covenants herein set forth and provided for, the parties covenant and agree as follows:

1.	DEFINITIONS

The following words and terms shall have the following meanings when used herein and such definitions shall apply to both the singular and plural forms of any such words and terms:

“Acceptance Date” means the date on which Developed Products have been accepted by the Customer under this Agreement as provided for in Clause 4(A).

“Agreement” means this agreement including all schedules.

“Application program interface” or (“API”) is a set of routines, protocols, and tools for building applications and the interaction thereof

“Beta Version” means an early version of a program or application that contains most of the major features, but is not yet complete for release in the market.

“Commencement Date” means the date of execution of this Agreement by the Parties.

“Developed Products” are the Software, Systems and System Documentation.

“Development Company” is the new company incorporated in the United States, owned by the Developers and/or their nominees, to operate as the business center to develop, license, market and sell the Developed Products.

“Escrow Agent” is a mutually agreed party to hold the shares issued by the Customer under paragraph 6(B).

“Minimum viable product” (MVP) is a version of a product with just enough features to be usable by early customers who can then provide feedback for future product development. The concept will be used to validate a market need for the product and for incremental developments.

“Party” or “Parties” means either Developers or Customer if used in the singular and both Developers and Customer if used in the plural.

“Project” refers to the Developed Products, System, Software, and System Documentation, in whole or any part thereof.

“Project Events” #1 to #5

1.	Appointment of Executive Team

2.	Office setup and web and social media presence

3.	Demonstration of MVP

4.	Beta version completed and demonstrated

5.	Platform goes live.

“Software Updates” means the object code form of the refinements, add-ons, apps, associated software creations, or new releases of the Software.

“System Documentation” means all documents, flowcharts, printout specifications, file specifications, test data, screen layouts, data dictionaries, report layouts and all manuals which collectively contain a complete description and definition of all operating conditions of the Software, together with the source code of the Software and all operating and technical reference manuals describing the operation and management of the Software.

2.	PLAN OF DEVELOPMENT

A.	On the Commencement Date, Developers will commence preparation of the Project. The Parties will convene meetings as required to adopt a plan of action for the advancement of the Developed Products. The following items are considered strategic and fundamental:

(1)	Selection and appointment of Executive Team

(2)	Selection and appointment of Professional Team

(3)	Selection and appointment of Liaison Team

(4)	Selection of features for businesses and individual users in the U.S.

(5)	Assessment of existing systems availability, and associated costs or royalties

(6)	Additional software and system developments;

(7)	Assignment of personnel to carry out Project;

(8)	Potential and readiness of System;

(9)	Training requirements;

(10)	Progress measurement; and

(11)	Pre-sales efforts.

3.	IMPLEMENTATION SCHEDULE

A.	Developers and the Customer shall within 10 days of the Commencement Date agree upon a plan of development for the development and testing of the Developed Products, report to each other at meetings held at regular intervals as to the progress being made by each of them in relation to the plan of development, and the delays encountered and the action being taken to recover from such delays. In connection therewith the Customer and Developers shall each designate one trained and competent person to act as its liaison contact, with one alternate.

4.	DEVELOPMENT OF SOFTWARE

A.	Beta version of the Developed Products shall be made available to the Customer for approval, within 210 days of the Commencement Date. Upon delivery of the working version of the Developed Products to the Customer, the Customer shall have 21 days to approve the working version of the Developed Products.

5.	CONSIDERATION

A.	Within 10 days from Commencement Date, the Customer will issue a total of 425,000,000 common shares from its treasury to the Escrow Agent (“Issued Shares”).

B.	The Escrow Agent, pursuant to the Escrow Agreement, a copy of which is attached as Schedule “B”, will deliver the Issued Shares to the Developers and or its nominees upon written instructions from the Developers based on completion of the following events (“Project Events #1-4”):

1.	Appointment of Executive Team

2.	Office setup and web and social media presence

3.	Demonstration of MVP

4.	Beta version completed and demonstrated

C.	The Escrow Agent shall hold the shares issued by the Customer in trust, releasing such number of shares to the Developers as provided for in clause 5(A) and 5(B) until such time as the Project Events #1-4 in 5(B) have been completed.

D.	Issued Shares shall be restricted and contain a legend as follows (“Legend”):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT). AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

E.	Upon the transfer of the shares as contemplated in Clause 5(B)(1)to(4) and upon the website going fully live and operational (Project Event #5), an additional 750,000,000 common shares (“Subsequent Issued Shares”) shall be issued from treasury, containing the Legend, to the Developers and or its nominees upon written instructions from the Developers.

6.	TERMINATION

A.	If the Developers do not deliver the Developed Products to the Customer within the time periods set out in Clause 4(A) of this Agreement, or if the Customer rejects as a whole the Developed Products after its modification as contemplated in Clause 4(A) and no further modification has been agreed upon between the Parties, then the Customer may terminate this agreement on 30 days’ prior written notice to the Developers. As indicated in Clause 4 the Customer will accept a working version of the Developed Products, either expressly or impliedly.

B.	If the Developed Products has not passed all acceptance tests under Clause 4(B) within the time period agreed upon by the Parties in the implementation plan, as a result of causes solely attributable to the Developers or to the functionality of the Software, then the Customer may by written notice to Developers either:

a)	accept the Developed Products at its then state of development and level of performance; or

b)	permit acceptance testing of the Developed Products to be continued for such period as the Customer may designate in the notice. During such period, Developers shall, at no cost to the Customer, correct the Developed Products, following which the Developed Products shall again be subjected to the applicable acceptance tests as contemplated and provided for in Clause 4(B).

c)	If acceptance testing cannot be completed successfully within the period set forth in the Customer’s written notice, then the Customer may again choose to avail itself of (a) and (b) of this clause, or to terminate this agreement in writing.

C.	If this Agreement is terminated, any of the Issued Shares not distributed to the Developers, are to be cancelled and returned by the Escrow Agent to the Customer. The Customer shall likewise return the Developed Products, including its updates or modifications, to the Developers.

7.	PROPRIETARY AND TRADE SECRET INFORMATION

A	Customer acknowledges and agrees to protect the confidential nature of the Developed Products and any other material provided to Customer or obtained by Customer as a result of this Agreement.

B.	Customer acknowledges that, prior to the transfer of ownership under Clause 5(E), the Developed Products remain the exclusive property of the Developers and that they contain proprietary and confidential information and trade secrets of Developers. Customer agrees that its rights to use the Developed Products are only as set out in this Agreement.

C.	Customer agrees to keep any Developed Products details in a secure manner and location.

D.	In the event that Customer breaches any of the foregoing provisions, Customer agrees to indemnify and hold Developers harmless from all costs, losses or damages suffered or incurred by Developers as a result of such breach.

8.	ADMINISTRATION AND BUDGETS

A.	Customer shall solely finance the Project based on a budget duly approved by the Parties, as follows.

Budget is $1,150,000 payable over a period of one year as necessary

Software development	$500,000
Online platform development	$300,000
Office, management, salaries	$175,000
Office improvements and rent	$75,000
Website, social media maintenance	$100,000
Total	$1,150,000

B.	Separate books of accounts shall be kept for the Customer and Development Company of its transactions. Reasonable access to such books of accounts is hereby granted to Customer and the Developers as the case may be.

C.	Periodic audits may be made upon said books at such time as required by the Customer or the Developers, as the case may be, for regulatory purposes. The choice of an auditing firm can be mutually agreed to by the Parties, but in any case, the auditor must meet the requirements of the Securities Exchange Commission.

D.	In addition, as required by Customer for regulatory purposes, and/or if desired by Customer, internal control procedures may be instituted by the Customer. It is necessary that the Development Company be aware of and compliant with the need to report on internal controls.

E.	The Customer and the Developers shall hold regular meetings to decide on planning, progress and budgeting in respect of the Development Company.

9.	CONFIDENTIALITY

A.	Definition:

a)	“Confidential Material of Customer” means:

i)	any information of a proprietary or confidential nature, including but not limited to financial and business information relating to Customer which is communicated to Developers at any time;

ii)	any business systems, methodologies or computer programs of Customer of which Developers may acquire knowledge in connection with or while performing its obligations under this Agreement, and

iii)	any other information or data received by Developers from Customer that is identified as proprietary or confidential.

b)	“Confidential Material of Developers” means the Developed Products, and the System Documentation.

B.	Confidentiality Obligations

Customer acknowledges that the Confidential Material of Developers is confidential and constitutes a valuable asset of Developers. Developers acknowledge that the Confidential Material of Customer is confidential and constitutes a valuable asset of Customer. Unless otherwise provided under this Agreement, Customer and Developers shall:

except to the extent authorized under this Agreement in respect of the Developed Products, not duplicate, copy or reproduce any of the Confidential Material of the other without the prior written consent of the other.

C.	This clause does not apply to:

a)	information that is in the public domain or enters the public domain through no breach of confidence by Customer or by Developers;

b)	information that is available to one Party from some source other than the other Party without a breach of confidence with the other Party;

c)	general computer technology, ideas, concepts or tools; if or becomes a part of the public domain through no act or omission of the other Party, or

d)	was in the other Party’s lawful possession prior to the disclosure and had not been obtained by the other Party either directly or indirectly from the disclosing Party; or

e)	is lawfully disclosed to the other party by a third party without restriction on disclosure;

f)	information which has been provided in the first instance to someone other than Customer or Developers or their respective employees; information disclosed two years after the date of this Agreement, and

g)	any disclosure as may be required to be made by a court of competent jurisdiction.

10.	RELEVANT GOVERNING LAW

This Agreement shall be construed, and its interpretation shall be governed exclusively, in all respects, by the laws of the State of Nevada.

11.	GOOD FAITH

Each of the Parties acknowledge to one another that each respectively intends to perform its obligations as specified in this Agreement and to proceed in good faith to the successful conclusion of the project.

12.	TO ACT REASONABLY

The parties agree to act reasonably in exercising any discretion, judgment, approval, or extension of time which may be required to affect the purpose and intent of this Agreement.

13.	NOTICES

Unless otherwise provided in this Agreement, any notice under this Agreement shall be in writing and shall be sufficiently given if delivered personally or mailed by prepaid registered post or emailed to Customer or Developers at their respective addresses set forth below or at such other current address as is specified by notice. During a period of actual or threatened postal disruption or dispute in the country in which the notice is to be mailed or received, any such notice may not be mailed, but must be delivered personally. If notice is given by prepaid post in accordance with this section, it shall be deemed to have been received on the third Business Day following the day of mailing.

To Developers:

Ming Cheung Tam, CEO

Email: vivahealthhk@outlook.com

With a copy to:

vivahealthmct@outlook ..com

To Customer:

Angelo Marino, CEO

Email: info@earthlifesciences.net

With a copy to:

Email: marc@midwaylawfirm.com

14.	NON-ASSIGNMENT

This Agreement is personal to Customer, and Customer may not assign, sublicense or transfer any of its rights or obligations under this Agreement without the prior written consent of Developers.

15.	SEVERABILITY

If any provision of this Agreement is held invalid under an applicable statute or rule of law, such invalidity shall not affect other provisions of this Agreement, which can be given effect without the invalid provisions, and to this end the provisions of this Agreement are declared to be severable. Notwithstanding the above, such invalid provision shall be construed, to the extent possible, in accordance with the original intent of the Parties.

16.	NON-WAIVER

Failure by either Party to enforce any term of this Agreement shall not be deemed a waiver of enforcement of that term or any other term.

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

17.	CURRENCY OF CONTRACT

Ail payments and amounts referred to in this Agreement shall be in United States currency.

18.	CONFLICTS AND GOVERNING LAW

If any of the provisions of this Agreement are invalid under any applicable statute or rule of United States Law, they are, to that extent, deemed omitted. This Agreement shall be governed by the United States Law of the State of Nevada and shall be read with all changes in gender and number as may be required by the context.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed on the date indicated above.

CUSTOMER:

Earth Life Sciences Inc.

Per:	“Angelo Marino”
Angelo Marino, CEO, Director

DEVELOPER

Viva Health HK Ltd.

Per:	“Ming Cheung Tam”
Ming Cheung Tam, CEO, Director

SCHEDULE “A”

Description and Functions:

Viva is an internet smart life service trading platform for Asian communities in North America. It is an O20 matching trading platform (Similar to Uber or Didi but it is targeted for lifestyle services) that orders online and provides services offline. In short, consumers place an order for the required services on their mobile phone or other platform. When they pay the fee, caregiver workers can receive the order and provide services on-site. These services provided by the Viva platform will be provided by local service provider. Viva only provides the platform to match orders.

Viva is a platform based on an applet system. Also, it will have a web version and we will develop a system platform for APP operation comprised of all functions that are necessary for the end-to-end operations.

Schedule B

Escrow Agreement

THIS AGREEMENT is dated for reference September 1, 2021,

BETWEEN:	Marc Steven Applbaum, an attorney located at Midway Law Firm APC, 4275 Executive Sq Ste 200, La Jolla, CA, 92037-1476

(the “Escrow Agent”);

AND:	EARTH LIFE SCIENCES INC. a Company organized and existing under the laws of the state of Nevada, located at Suite 880, 50 West Liberty Street, Reno, Nevada, 89501;

(the “Issuer”);

AND:	VIVA Health HK LTD. a company organized and existing under the laws of Hong Kong located at Suite B2, 14th Floor, Wing Cheung Building, 58-70 Kwai Cheong Rd., Kwai Chung, Hong Kong

(collectively referred to as the “Shareholders”)

WHEREAS the Shareholders have acquired or are about to acquire shares of the Issuer;

AND WHEREAS the Escrow Agent has agreed to act as escrow agent in respect of the shares upon the acquisition of the shares by the Shareholders;

AND WHEREAS, the Issuer, pursuant to a Development and Acquisition Agreement dated September 1, 2021 (” Agreement”), has agreed to issue 425,000,000 shares (“Escrow Shares”) to the Shareholders as consideration in Clause 4(C) of the Agreement in relation to receipt of Project Events;

AND WHEREAS, the Issuer and the Shareholders desire that the Escrow Agent accept the Shares, in escrow, to be held and disbursed as hereinafter provided;

AND WHEREAS this Agreement is Schedule B of the Agreement;

NOW THEREFORE in consideration of the covenants contained in this agreement and other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the Parties agree as follows:

IT IS AGREED:

1.            Appointment of Escrow Agent. The Issuer and the Shareholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Escrow Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.            Deposit of Shares. On or before ten days after the Commencement Date (date of execution of the Agreement), the Issuer has delivered to the Escrow Agent certificates (and applicable stock powers, if requested by the Escrow Agent) representing the Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. The Issuer acknowledges that the certificates representing such Shares are legended.

3.            Disbursement of the Escrow Shares. The Agreement states that the Escrow Shares are distributed to the Shareholders and/or their nominees on the basis of Project Events being achieved. The Project Events refer to:

1.	Appointment of Executive Team

2.	Office setup and web and social media presence

3.	Demonstration of MVP

4.	Beta version completed and demonstrated

.

5.	Beta testing period and any all issues resolved

The Issuer shall issue written confirmation of the Project Events being attained and the Shareholders shall give written instructions to the Escrow Agent to release the shares from escrow which shall then be allocated to the Shareholders

The Issuer and the Shareholders pursuant to the Agreement shall acknowledge to the Escrow Agent in the case of any termination in which case the Escrow Shares are returned to treasury.

The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Shares in accordance with this Section 3.

4.	Rights of Initial Shareholder in Escrow Shares.

4.1            Voting Rights as a Shareholder. The Shareholders will have voting rights as a shareholder of the Issuer on such portion of the Escrow Shares that have been disbursed or released to the Shareholders pursuant to this Agreement (the “Disbursed Escrow Shares”). The voting rights for the balance of the Escrow Shares that have not yet been disbursed or released from escrow (the “Remaining Escrow Shares”) shall belong to the Issuer as long as such Remaining Escrow Shares exist pursuant to this Agreement.

4.2            Dividends and Other Distributions in Respect of the Escrow Shares. All dividends payable in cash shall be paid to the Shareholders with respect to the Disbursed Escrow Shares, and to the Issuer with respect to the Remaining Escrow Shares. All dividends payable in shares or other non-cash property shall be delivered to the Escrow Agent and shall form part of the Escrow Shares to be disbursed.

4.3            Restrictions on Transfer. During the Escrow Period, the only permitted transfers, assignments or sales of the Escrow Shares will be (i) to Shareholder’s affiliates, (ii) to an entity’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, provided, however, that in each case such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement signed by the holder transferring the shares.

5.	Concerning the Escrow Agent.

5.1            Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination, or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2            Indemnification. Subject to Section 5.8 below, the Escrow Agent shall be indemnified and held harmless by the Issuer from and against any expenses, including reasonable counsel fees and disbursements, or losses suffered by the Escrow Agent in connection with any action, suit, or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3            Compensation. Subject to Section 5.8 below, the Escrow Agent shall be entitled to reasonable compensation from the Issuer for all services rendered by it hereunder. Subject to Section 5.8 below, the Escrow Agent shall also be entitled to reimbursement from the Issuer for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’, and agents’ fees and disbursements, and all taxes or other governmental charges.

5.4            Further Assurances. From time to time on and after the date hereof, the Issuer and the Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5            Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by it giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Issuer and approved by the Shareholders, which approval will not be unreasonably withheld, conditioned or delayed, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate in the State of Nevada.

5.6            Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7            Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

6.	Miscellaneous.

6.1            Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Nevada, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding, or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Nevada, and irrevocably submits to such personal jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2            Agreements. In the case that this Agreement and the Agreement may appear to differ, the terms of the Agreement shall prevail.

6.3            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.4            Notices. Unless otherwise provided in this Agreement, any notice under this Agreement shall be in writing and shall be sufficiently given if delivered personally or mailed by prepaid registered post or emailed to Issuer or Escrow Agent or Shareholders at their respective addresses set forth below or at such other current address as is specified by notice.

To the Developers:

Email: Vivahealthhk@outlook.com

Viva Health HK Ltd.

Suite B2, 14th Floor, Wing Cheung Building, 58-70 Kwai Cheong Rd., Kwai Chung, Hong Kong

To the Issuer:

Ángelo Marino, CEO

Email: info@earthlifesciences.net

To the Escrow Agent:

Marc Steven Applbaum

Email: marc@midwaylawfirm.com

The parties may change the persons and addresses to which the notices or other communications are to be by consent by giving written notice to any such change in the manner provided herein for giving notice.

6.5            Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

CUSTOMER:
Earth Life Sciences Inc.

“Angelo Marino”
ANGELO MARINO, CEO

DEVELOPERS:
VIVA HEALTH HK LTD.

“Ming Cheung Tam”
MING CHEUNG TAM, CEO, DIRECTOR

ESCROW AGENT:

“Marc Steven Applbaum”
MARC STEVEN APPLBAUM

SCHEDULE A TO ESCROW AGREEMENT

NAME OF SHAREHOLDER	NUMBER OF SHARES HELD IN ESCROW

VIVA HEALTH HK LTD.	425,000,000